UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 8, 2021

LABOR SMART, INC.
(Exact name of registrant as specified in its charter)

Wyoming	45-2433287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3270 Florence Road, Suite 200, Powder Springs, GA	30127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area 866-669-8585

Copies to:

Ken Bart

Mitchell Silberberg & Knupp LLP.

437 Madison Avenue, 25th Floor

New York, NY 10022

Tel: 917-546-7768

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 13, 2021, the board of directors (the “Board”) of Labor Smart, Inc. (the “Company”) appointed Michael Costello to serve as Chief Executive Officer of the Company. In addition, the Company appointed Jason Tucker, Michael Holley, and Toby McBride to serve as members of the Board of the Company.

Michael Costello, a 20-year veteran in the beverage and consumer goods industries, maintains relationships on a national level within retail channels and is a respected member of the beverage industry. As vice president of beverage for Sucker Punch Gourmet, Costello’s efforts generated in excess of $10 million in sales in less than two years. His sales team propelled Sucker Punch’s Bloody Mary Mix into one of the nation’s top five ranking brands. At Ignite International, Costello successfully launched multiple brands into national big-box retail chains. Under his leadership, Costello’s sales teams have won numerous awards, including “National Product of the Year” and “Best New Product” from the Convenience Store Product (“CSP”) News. During the last 200 days at Takeover Industries, Costello has served as the Vice President of East Coast Sales. He has been instrumental in the release of NXT LVL Hydrogen Water, NXT LVL Up Shot, and the Manny Pacquiao Signature Can.

Jason Tucker serves as president of Takeover Industries, Inc., a subsidiary of the Company. He has over 15 years of experience as a consultant and entrepreneur who founded Battleship Stance, an intellectual property management and legal services firm. Battleship provides customized solutions to clients in the entertainment, legal, law enforcement, government, and physical product space. As a consultant, Mr. Tucker specializes in managing complex negotiations and technically complex models, viral marketing, and digital rights management. In his philanthropic life, he has volunteered with numerous organizations, including the Special Olympics, where he served on its State Games Committee for five years. He has volunteered over 6,000 hours with Los Angeles County since 2001. Jason is a graduate of the FBI and DEA Citizens Academy and is a member of InfraGard.

Toby McBride is the CEO of Takeover Industries. Mr. McBride has over thirty years’ experience in the beverage industry. He has worked for major brands such as Sobe, Arizona Iced tea and Xyience and Ignite. Mr. McBride began his career with Whole Foods as grocery coordinator and left Whole Foods to work for Sobe as one of its first sales directors. His experience includes managing major chain accounts like Valero, Publix, Racetrac, 7-11 and managing a sales force of sixty sales managers and regional directors and managing distributors throughout the United States.

Michael Holley is the COO of Takeover Industries, Inc. Holley has been in the beverage industry for over twenty-five years. He has worked for brands such as Arizona Iced Tea and Xyience Nationally. Mr. Holley most recently took Ignite from CBD to a full beverage company. Mr. Holley was the president of a large sports nutrition company and began his career in the wine and spirits industry launching new products and has called on key accounts such as Kroger, 7-11, Circle K, Safeway, Costco and many more. He has managed over eighty distributors and a national sales force. Mr. Holley has a strong sales and production background creating multiple products from inception to the Market.

On September 8, 2021, our Chief Executive Officer, Mr. Joe Pavlik resigned from his position as Chief Executive Officer. On September 13, 2021, Mr. Pavlik was appointed to serve as Chief Science Officer of Takeover Industries, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LABOR SMART, INC.

Date: September 15, 2021	By:	/s/ Michael Costello
Michael Costello
Chief Executive Officer

3